Exhibit 99.1

December 12, 2013

Mr. Jeffry E. Sterba

2101 Market Street, Number 3706

Philadelphia, PA 19103

Re:	Amendments to March 26, 2012 Amended Employment Letter Agreement

Dear Jeff:

You have indicated to the Board of Directors your desire to relinquish the role of President and Chief Executive Officer and director of American Water Works Company, Inc. (the “Company”), and the Board of Directors and you have worked collectively to develop a plan of transition for the appointment of a new President and Chief Executive Officer, Consequently, the Board of Directors of the Company and you have agreed to modify your March 26, 2012 Amended Employment Letter Agreement (the “2012 Employment Letter Agreement”) in the following respects:

•	Change in Your Role.

•	You will continue as the President and Chief Executive Officer and director of the Company until the Annual Meeting of Stockholders of the Company currently scheduled for May 9, 2014.

•	After the Annual Meeting, you will continue as an employee of the Company until January 1, 2015, to serve as an Advisor to the new President and Chief Executive Officer of the Company as may be requested from time to time. As you will not be required to have an office on Company property or maintain a residence in the Philadelphia/southern New Jersey area to satisfy your role as Advisor, the Company will reimburse you for reasonable travel expenses in fulfilling this role.

•	Compensation

(a) Base Salary. You will continue to receive your current base salary at the rate of $787,500 per annum through May 31, 2014. For the remaining seven months of 2014, you will receive a base salary at the rate of $20,000 per month.

(b) Annual Incentive Plan. You will continue to participate in the Company’s Annual Incentive Plan (“AIP”). Your target award under the AIP for 2014 shall be 100% of the aggregate salary payable to you during 2014 in your roles as President and Chief Executive Officer and as Advisor.

(c) Long Term Incentive Plan. You will continue to be eligible to participate in the Company’s Long Term Incentive Plan (“LTIP”). The award that you will receive in 2014 shall be based upon your annual base salary in February 2014, when such award is made. With respect to the restricted stock units (“RSUs”) that form part of your annual LTIP grants for the years 2013 and 2014, inclusive, the following provisions shall apply:

(i)	All RSUs granted to you in 2013 under the LTIP will vest one-half on January 1, 2014, and the balance will vest on January 1, 2015, provided you are employed by the Company on those dates.

(ii)	All RSUs granted to you in 2014 under the LTIP will provide that they vest on January 1, 2015, provided you are employed by the Company on that date.

(d) Nonqualified Savings and Deferred Compensation Plan. Effective January 1, 2015, the Company will fully vest all amounts credited to your Employer Defined Contribution Account under the Company’s Nonqualified Savings and Deferred Compensation Plan for Plan Years 2011 through 2013, inclusive. For the 2014 Plan Year, an Employer Defined Contribution based on your aggregate salary for 2014 will be credited to your Employer Defined Define Contribution Account as soon as administratively practicable following the close of the Plan year. For the 2014 Plan Year, an Employer Defined Contribution based on your Bonus for 2014 will be credited to your Employer Defined Contribution Account as soon as administratively practicable following the date on which the Bonus is paid. All amounts credited for the 2014 Plan Year will immediately be fully vested.

•	No Severance. You will not be entitled to any payments under the Company’s Executive Severance Policy in connection with (i) your stepping down as President and Chief Executive Officer of the Company; (ii) your ceasing to be a director after the 2014 Annual Meeting of Stockholders; or (iii) in connection with the termination of your employment as of January 1, 2015.

•	Benefits. You will continue to participate in the Company’s comprehensive benefits package, which currently includes, without limitation, medical, dental, vision, life and accidental death and dismemberment insurance and short-term and long-term disability insurance, as in effect from time to time for the Company’s senior management through January 1, 2015.

•	2012 Employment Letter Agreement. This Agreement modifies the terms and conditions of the 2012 Employment Letter Agreement, and except as so modified, the 2012 Employment Letter Agreement shall remain in full force and effect.

Please signify your agreement with the foregoing amendments to the 2012 Employment Letter Agreement by returning to my attention the original of this Agreement.

Sincerely yours,

/s/ GEORGE MacKENZIE
George MacKenzie
Chairman of the Board

AGREED:

/s/ JEFFRY E. STERBA
Jeffry E. Sterba